Exhibit 99.1

Personalis Reports First Quarter 2025 Financial Results

Clinical test volume of 2,184 increased 52% sequentially

Pharma tests and services of $13.6 million increased 39% year-over-year

FREMONT, Calif. – May 6, 2025 – Personalis, Inc. (Nasdaq: PSNL), a leader in advanced genomics for precision oncology, today reported financial results for the first quarter of 2025 ended March 31, 2025, and provided recent business highlights.

Recent Business Highlights

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Delivered 2,184 total molecular tests in the first quarter of 2025, an increase of 52%, compared with 1,441 tests delivered in the fourth quarter of 2024, signifying increasing adoption of Personalis’ technology

•

Highlighted compelling performance of NeXT Personal for resectable Stage I-IV colorectal cancer (CRC) in a study of 71 patients with British Columbia Cancer and an oral presentation at the American Association for Cancer Research (AACR) in Chicago in April

•	100% of patients that eventually recurred were detected as ctDNA positive by NeXT Personal, prior to detection on imaging

•	87% of eventual clinical recurrences were detectable within the early landmark window, 2 to 8 weeks after surgery, with 85% detectable by 4 weeks

•	64% of the positive detections in the landmark window were in the ultrasensitive range, below 100 parts per million

•	100% of challenging distant metastatic recurrences prior to imaging were detected, including lung metastasis

•	Published pivotal breast cancer study (Royal Marsden) using NeXT Personal in the Annals of Oncology and dossier submission was made to Medicare for reimbursement in early-stage breast cancer

•	Published results from TRACERx study in Nature Medicine, showing ctDNA levels linked to lung cancer recurrence and highlighting NeXT Personal®’s detection in early-stage patients

“This year is off to a great start, with strong first quarter testing growth, and we remain confident that our “Win-in-MRD” strategy is working,” said Chris Hall, Chief Executive Officer and President. “We crossed the milestone of 2,000 tests delivered and submitted breast cancer data for Medicare coverage with expectations of a favorable outcome by the end of the year. In addition, we showed compelling clinical evidence in colorectal cancer suggesting our ultrasensitive approach can provide a leap in performance. We are pleased with how rapidly NeXT Personal is growing in the marketplace.”

First Quarter 2025 Financial Results Compared with 2024

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Revenue of $20.6 million for the first quarter of 2025 compared with $19.5 million, an increase of 6%, primarily due to the growth in revenue from pharma tests and services and population sequencing from the U.S. Department of Veterans Affairs Million Veterans Program (VA MVP)

•	Pharma tests and services, and other customers of $13.6 million for the first quarter of 2025 compared with $9.8 million, an increase of 39%

•	Population sequencing and enterprise sales of $6.7 million for the first quarter of 2025 compared with $9.5 million, a decrease of 29% due to the expected decline in volume from Natera

•

Gross margin of 35.0% for the first quarter of 2025 compared with 28.1%, an increase of 6.9% primarily due to favorable revenue mix from the increase in pharma tests and services combined with lower enterprise sales

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Net loss of $15.8 million, and net loss per share of $0.18 based on a weighted-average basic and diluted share count of 87.5 million in the first quarter 2025 compared with a net loss of $13.0 million, and net loss per share of $0.26 based on a weighted-average basic and diluted share count of 50.7 million

•	Cash, cash equivalents, and short-term investments of $185.7 million as of March 31, 2025

•	Raised $17.8 million in net proceeds from selling common stock under the Company’s At-The-Market (ATM) program at a weighted-average price of $5.89 per share during the first quarter of 2025

•	Cash usage of $20.5 million from operations and capital equipment additions in the first quarter of 2025

Second Quarter and Full Year 2025 Outlook

Personalis expects the following for the second quarter of 2025:

•	Total company revenue to be in the range of $19.5 to $20.5 million

•	Revenue from pharma tests and services, and all other customers to be in the range of $13 to $14 million

•	Revenue from population sequencing and enterprise sales of approximately $6.5 million

Personalis expects the following for the full year of 2025 (no change to our prior revenue guidance):

•	Total company revenue in the range of $80 to $90 million

•	Revenue from pharma tests and services, and all other customers in the range of $62 to $64 million

•	Revenue from population sequencing and enterprise sales in the range of $15 to $16 million

•	Revenue from clinical tests reimbursed in the range of $3 to $10 million

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Gross margin in the range of 22% to 24% (increased from our 21% to 23% prior guidance), which is lower than the 32% gross margin for the full year of 2024 as we invest to drive clinical usage ahead of reimbursement.

•	Net loss of approximately $83 million (decreased from our $85 million prior guidance)

•

Cash usage of approximately $75 million (decreased from our $75 to $80 million prior guidance), which is an increase from the $47 million used in the full year of 2024 primarily due to investments in the next phase of our “Win in MRD” strategy, inclusive of growing our test volume, expanding clinical studies, and investing in commercial capabilities to drive growth

Webcast and Conference Call Information

Personalis will host a conference call to discuss the first quarter financial results, as well as plans for 2025, after market close on Tuesday, May 6, 2025, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time. The conference call can be accessed live by dialing 877-413-2411 for domestic callers or 201-389-0882 for international callers. The live webinar can be accessed at https://investors.personalis.com. A replay of the webinar will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Personalis, Inc.

At Personalis, we are transforming the active management of cancer through breakthrough personalized testing. We aim to drive a new paradigm for cancer management, guiding care from biopsy through the life of the patient. Our highly sensitive assays combine tumor-and-normal profiling with proprietary algorithms to deliver advanced insights even as cancer evolves over time. Our products are designed to detect minimal residual disease (MRD) and recurrence at the earliest timepoints, enable the selection of targeted therapies based on ultra-comprehensive genomic profiling, and enhance biomarker strategy for drug development. Personalis is based in Fremont, California. To learn more, visit www.personalis.com and connect with us on LinkedIn and X (Twitter).

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “anticipate,” “estimate,” “expect,” “if,” “may,” “future,” “will” or similar expressions. These statements include statements relating to: Personalis’ receipt of Medicare reimbursement coverages for breast cancer by the end of 2025 and Personalis’ second quarter and full year 2025 financial guidance. Such forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause actual results to differ materially from any anticipated results or expectations expressed or implied by such statements, including the risks, uncertainties and other factors that relate to the timing and pace of new orders from customers, including from ModernaTX, Inc., Merck Sharp & Dohme LLC, and VA MVP; the success of Personalis’ clinical sales team’s and Tempus AI, Inc.’s sales and marketing efforts; the timing of tissue, blood, and other specimen sample receipts from customers, which can materially impact revenue quarter-over-quarter and year-over-year; Personalis’ ability to demonstrate attributes, advantages or clinical validity of the NeXT platform; the rate of adoption and use of the NeXT platform; building our clinical laboratory business is subject to a number of reimbursement challenges and we may not be able to establish the medical necessity of our tests for coverage or reimbursement rates that cover our costs on the timelines expected, or at all; the impact of competition and macroeconomic factors on our business; the partnering and/or collaboration arrangements that we have entered into or may enter into in the future may not be successful, or may terminate, which could adversely impact our business or affect our ability to develop and commercialize our services and products; having a limited number of suppliers; and customer concentration. These and other potential risks and uncertainties that could cause actual results to differ materially from the results predicted in these forward-looking statements are described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Personalis’ Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, being filed with the SEC on May 6, 2025. All information provided in this release is as of the date of this press release, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. Personalis undertakes no duty to update this information unless required by law.

Contacts:

Investor Relations Contact:

Caroline Corner

investors@personalis.com

415-202-5678

Media:

pr@personalis.com

PERSONALIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Revenue (1)	$20,605	$19,525
Costs and expenses
Cost of revenue	13,398	14,032
Research and development	12,640	12,771
Selling, general and administrative (2)	12,263	11,602

Total costs and expenses	38,301	38,405

Loss from operations	(17,696)	(18,880)
Interest income	2,027	1,359
Interest expense	(28)	(9)
Other income (expense), net	(46)	4,569

Loss before income taxes	(15,743)	(12,961)
Provision for income taxes	7	7

Net loss	$(15,750)	$(12,968)

Net loss per share, basic and diluted	$(0.18)	$(0.26)

Weighted-average shares outstanding, basic and diluted	87,463,885	50,678,586

(1)	Includes related party revenue of $0.5 million for the three months ended March 31, 2025.
(2)	Includes related party sales and marketing expenses of $0.6 million for the three months ended March 31, 2025.

PERSONALIS, INC.

SUPPLEMENTAL REVENUE INFORMATION (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2025	2024
Pharma tests and services (1)	$13,594	$9,812
Enterprise sales	2,465	7,972
Population sequencing	4,213	1,500
Clinical diagnostic	308	195
Other	25	46

Total revenue	$20,605	$19,525

(1)	Includes related party revenue of $0.5 million for the three months ended March 31, 2025.

PERSONALIS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$71,001	$91,415
Short-term investments	114,687	93,594
Accounts receivable, net (1)	10,973	8,140
Inventory and other deferred costs	4,923	5,939
Prepaid expenses and other current assets	4,838	3,927

Total current assets	206,422	203,015
Property and equipment, net	47,986	48,274
Operating lease right-of-use assets	16,055	16,453
Other long-term assets	2,845	2,526

Total assets	$273,308	$270,268

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable (2)	$7,914	$6,397
Accrued and other current liabilities (2)	20,014	21,629
Contract liabilities	1,964	3,100

Total current liabilities	29,892	31,126
Long-term operating lease liabilities	34,112	34,882
Other long-term liabilities (3)	1,959	1,303

Total liabilities	65,963	67,311

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value — 200,000,000 shares authorized; 88,319,290 and 85,171,146 shares issued and outstanding, respectively	9	9
Additional paid-in capital	773,094	752,961
Accumulated other comprehensive loss	(18)	(23)
Accumulated deficit	(565,740)	(549,990)

Total stockholders’ equity	207,345	202,957

Total liabilities and stockholders’ equity	$273,308	$270,268

(1)	Includes related party accounts receivable of $0.5 million and $2.5 million as of March 31, 2025 and December 31, 2024, respectively.
(2)	Includes related party liabilities of $2.8 million and $1.7 million as of March 31, 2025 and December 31, 2024, respectively.
(3)	Includes related party liabilities of $1.2 million and $1.2 million as of March 31, 2025 and December 31, 2024, respectively.